UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 6, 2010

BLUEFLY, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE
(State or other jurisdiction of incorporation)

001-14498	13-3612110
(Commission File Number)	(I.R.S. Employer Identification Number)

42 West 39th Street, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 944-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Amendment to Bonus Plan

On January 6, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Bluefly, Inc. (the “Company”) modified the cash bonus plan for fiscal year 2009 (the “Bonus Plan”) it had previously approved in October 2009 to increase the contingent bonus levels which could be earned by Melissa Payner-Gregor, the Company’s Chief Executive Officer, and Kara Jenny, the Company’s Chief Financial Officer, if it is determined that the Company exceeded the previously established adjusted EBITDA target levels for fiscal year 2009 by certain specified amounts.  As amended, the range of the contingent bonus which may become payable to Ms. Payner under the Bonus Plan, based upon a formula approved by the Committee, is between zero and $600,000.  The amount of the contingent bonus payable to Ms. Jenny, based upon the same formula, is generally between 27% and 30% of the amount payable to Ms. Payner, but not subject to a cap.  The contingent bonus payments, if any, are payable as soon as practicable following the availability of the Company’s audited financial statements (but in no event later than March 15, 2010).

The Bonus Plan, as approved in October 2009, provided for the payment of a $125,000 cash bonus to Ms. Payner in October 2009, and cash bonuses of $75,000 to Ms. Payner and $33,000 to Ms. Jenny if they remained with the Company at year end.  Those additional amounts were paid in January 2010.  The Bonus Plan also provided for contingent bonus payments to Ms. Payner and Ms. Jenny if the Company achieved specified adjusted EBITDA target levels for fiscal year 2009.  The range of the contingent bonuses under the Bonus Plan was originally between zero and $180,000 for Ms. Payner and between zero and $60,000 for Ms. Jenny, but  was not in limitation of additional discretionary bonuses for performance above the specified target levels.

Amendment to Ms. Payner’s Employment Agreement

On January 6, 2010, the Committee also approved an amendment to the Employment Agreement (the “Payner Agreement”), dated as of November 14, 2006, between the Company and Ms. Payner.  Pursuant to the amendment, the Payner Agreement will be modified to provide for:

•
a term of 36 months beginning on January 1, 2010 and to automatically renew for successive one-year terms unless the Company provides Ms. Payner written notice of its desire to renew the Payner Agreement at least 90 days prior to the end of the then-current term, including any one year renewal term (the “Evergreen Extension”);

•	annual cost of living adjustments to Ms. Payner’s annual base salary under the Payner Agreement, based on adjustments to the United States Consumer Price Index, beginning on January 1, 2011;

•
payment of an annual performance bonus equal to 60% of Ms. Payner’s annual base salary thereunder based upon the achievement of one or more targets to be set for each fiscal year by the Compensation Committee in its sole discretion, which bonus amount shall be paid on an adjusted basis for achievement of 75% to 125% of such targets, provided that such bonus shall not be in limitation of additional discretionary bonuses; and

•
the immediate vesting of one-half of any unvested stock options granted to Ms. Payner by the Company which are outstanding as of the date of a change of control (as defined in the Payner Agreement) and have not yet vested, with the remaining one-half of such unvested stock options vesting on the earliest to occur of: (a) the scheduled vesting date and (b) 12 months from the date of the change of control.

The other terms of the Payner Agreement will not be affected by the amendment.

Amendment to Ms. Jenny’s Employment Agreement

On January 6, 2010, the Committee also approved an amendment to the Amended and Restated Employment Agreement (the “Jenny Agreement”), dated as of March 19, 2008, between the Company and Ms. Jenny.  Pursuant to the amendment, the Jenny Agreement will be modified to provide for:

•	a term of 36 months beginning on January 1, 2010 subject to an Evergreen Extension;

•	an increase to Ms. Jenny’s annual base salary from $250,000 to $300,000; and

•
the immediate vesting of one-half of any unvested stock options granted to Ms. Jenny by the Company which are outstanding as of the date of a change of control (as defined in the Jenny Agreement) and have not yet vested, with the remaining one-half of such unvested stock options vesting on the earliest to occur of: (a) the scheduled vesting date and (b) 12 months from the date of the change of control.

The other terms of the Jenny Agreement will not be affected by the amendment.

It is anticipated that definitive agreements embodying these terms will be entered into shortly.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act 1934, Bluefly, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 12, 2010	BLUEFLY, INC.

By: /s/ Kara B. Jenny
Name: Kara B. Jenny
Title: Chief Financial Officer